Exhibit 99

	Three Months	Three Months	Three Months	Three Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
(unaudited)	December 31,	March 31,	June 30,	September 30,	September 30,
(in millions)	2014	2015	2015	2015	2015

Net Sales
Systems and Service North America	$957	$959	$1,086	$1,182	$4,184
Products North America	558	545	670	677	2,450
Asia	501	428	500	556	1,985
Rest of World	481	445	477	488	1,891
Total Building Efficiency	$2,497	$2,377	$2,733	$2,903	$10,510

Segment Income *
Systems and Service North America	$64	$84	$100	$127	$375
Products North America	44	49	91	122	306
Asia	49	26	52	64	191
Rest of World	—	7	17	27	51
Total Building Efficiency	$157	$166	$260	$340	$923

Twelve Months
Ended
(unaudited)	September 30,
(in millions)	2014

Net Sales
Systems and Service North America	$4,098
Products North America	1,807
Asia	2,077
Rest of World	2,103
Total Building Efficiency	$10,085

Segment Income (Loss) *
Systems and Service North America	$354
Products North America	238
Asia	270
Rest of World	(45)
Total Building Efficiency	$817

* Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests excluding net financing charges, significant restructuring and impairment costs, and net mark-to-market adjustments on pension and postretirement plans. General corporate and other overhead expenses are allocated to segments in determining segment income.